Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.07 SEMI-ANNUAL CASH DIVIDEND

Newport Beach, CA – September 17, 2012 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.07 per share. The dividend will be distributed on October 12, 2012 to shareholders of record as of September 28, 2012.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our 18 year history of providing such returns to our shareholders. This semi-annual dividend brings our total calendar 2012 distribution to $0.12, a 50% increase over the $0.08 distributed in 2011. This action gives investors a share of the excellent financial performance we have had thus far in 2012 and reflects the confidence that management and the Board of Directors have in the Company’s future. We appreciate our investors’ continued support as we pursue profitable growth in the crop protection and public health markets worldwide.”

Historical Cash Dividends

Year	April	October	Total
2012	$0.050	$0.070	$0.120
2011	$0.030	$0.050	$0.080
2010	$0.010	$0.020	$0.030
2009	$0.050	$0.010	$0.060
2008	$0.050	$0.030	$0.080

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com